Exhibit 2.4

ANACONDA MINING INC.

NOTICE OF MEETING

AND

MANAGEMENT INFORMATION CIRCULAR

WITH RESPECT TO

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2018

Dated April 2, 2018

ANACONDA MINING INC.

NOTICE OF ANNUAL GENERAL MEETING

OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the annual and special meeting (the “Meeting”) of the shareholders of Anaconda Mining Inc. (the “Corporation”) will be held on May 16, 2018, at the offices of the Corporation, 150 York Street, Suite 410, Toronto, Ontario, at 10:30 a.m. (Eastern time) for the following purposes:

1.                                      to receive the audited consolidated financial statements of the Corporation for the financial year ended December 31, 2017, together with the auditors’ report thereon;

2.                                      to elect the directors of the Corporation for the ensuing year;

3.                                      to appoint PricewaterhouseCoopers LLP as the auditors of the Corporation for the ensuing year and to authorize the directors of the Corporation to fix the remuneration to be paid to the auditors; and

4.                                      to transact such other business as may properly come before the Meeting or any adjournment thereof.

Accompanying this notice of meeting (“Notice of Meeting”) are the management information circular and a form of proxy, which includes a request form for use by shareholders who wish to receive annual financial statements of the Corporation.

If you are a registered shareholder of the Corporation and unable to attend the Meeting in person, please exercise your right to vote by: (a) completing, dating, signing and returning the form of proxy in the enclosed proxy return envelope to TSX Trust, 100 Adelaide Street West, Suite 301, Toronto, Ontario, Canada, M5H 4H1 or (b) logging on to www.voteproxyonline.com and entering your control number as instructed on the login page. A completed proxy must be received at TSX Trust no later than 10:30 a.m. (Toronto time) on May 14, 2018 or at least 48 hours (excluding Saturdays, Sundays and holidays) preceding any adjournment of the Meeting. Late proxies may be accepted or rejected by the Chairman of the Meeting in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxies.

If you are a non-registered shareholder of the Corporation and received this Notice of Meeting and accompanying materials through a broker, a financial institution, a participant, a trustee or administrator of a self-administered retirement savings plan, retirement income fund, education savings plan or other similar self-administered savings or investment plan registered under the Income Tax Act (Canada), or a nominee of any of the foregoing that holds your securities on your behalf (an “intermediary”), please complete and return the materials in accordance with the instructions provided to you by your intermediary.

BY ORDER OF THE BOARD
“Dustin Angelo”
Toronto, Ontario	Dustin Angelo
April 2, 2018	President and Chief Executive Officer

MANAGEMENT INFORMATION CIRCULAR

April 2, 2018

GENERAL PROXY INFORMATION

SOLICITATION OF PROXIES

This management information circular (the “Circular”) is furnished in connection with the solicitation by management of Anaconda Mining Inc. (the “Corporation”) of proxies to be used at the annual and special meeting (the “Meeting”) of the shareholders of the Corporation to be held on May 16, 2018 at the offices of the Corporation, 150 York Street, Suite 410, Toronto, Ontario at 10:30 a.m. (Eastern time) for the purposes set forth in the notice of the Meeting that accompanies this Circular (the “Notice of Meeting”). It is expected that the solicitation will be made primarily by mail, using notice and access, but proxies may also be solicited personally by directors, officers or regular employees of the Corporation. Such persons will not receive any extra compensation for such activities. The Corporation may also retain, and pay a fee to, one or more proxy solicitation firms to solicit proxies from the shareholders of the Corporation in favour of the matters set forth in the Notice of Meeting. The Corporation may pay brokers or other persons holding common shares of the Corporation in their own names, or in the names of nominees, for their reasonable expenses for sending proxies and the Circular to beneficial owners of common shares and obtaining proxies therefor. The solicitation of proxies by this Circular is being made by the management of the Corporation. The total cost of the solicitation will be borne directly by the Corporation.

Mailing of Circular

The Circular will be mailed on or before April 13, 2018 to each of the shareholders of record on March 29, 2018 who have previously requested paper copies of the meeting materials. All other shareholders will only receive a notice with information on how to view the meeting materials electronically. See “Notice and Access” below. The Corporation will pay for the distribution of the meeting materials by clearing agencies and intermediaries to objecting beneficial shareholders.

Notice and Access

The Corporation is delivering the meeting materials by providing the shareholders with a notice and posting the materials on SEDAR, and under “Annual General Meeting” on the Corporation’s “Investor” page at www.anacondamining.com, and at https://docs.tsxtrust.com/2010. The materials will be available on the website starting on or before April 13, 2018 and will remain available on the website for one full year. The meeting materials can also be accessed with the Corporation’s public filings on www.sedar.com. The Corporation will mail paper copies of the meeting materials to any shareholder who previously requested paper copies. Shareholders who received the notice only and would like a paper copy of the full materials may send the Corporation a request as set out below.

Additional Documents

The Corporation files an annual information form with the Canadian securities regulators. In addition, the Corporation’s financial information is provided in its audited annual consolidated financial statements and management’s discussion and analysis (“MD&A”) for the financial year ended December 31, 2017. The Corporation will provide shareholders with, free of charge, a copy of the Corporation’s annual audited consolidated financial statements and MD&A, its annual information form and/or the Circular on request. Please submit requests by mail to:

150 York Street
Suite 410
Toronto, ON, M5H 3S5

Attention: Robert Dufour, Chief Financial Officer

Shareholders can also get copies of documents required to be filed by the Corporation in Canada, as well as additional information about the Corporation, by (1) accessing its public filings on SEDAR at www.sedar.com or (2) going to the Corporation’s “Investor” page at www.anacondamining.com. Shareholders wishing to receive physical copies of the meeting materials will need to ensure their request is received by May 7, 2018.

Appointment and Revocation of Proxies

The persons named in the form of proxy accompanying this Circular are directors and/or officers of the Corporation. A shareholder of the Corporation has the right to appoint a person other than the persons specified in such form of proxy (who need not be a shareholder of the Corporation) to attend and act on behalf of such shareholder at the Meeting. Such right may be exercised by striking out the names of the persons specified in the form of proxy, inserting the name of the person to be appointed in the blank space provided in the form of proxy, signing the form of proxy, and returning it in the manner set forth in the form of proxy.

A shareholder who has given a proxy may revoke it by:

(a)                                 depositing an instrument in writing, including another completed form of proxy, executed by such shareholder or shareholder’s attorney authorized in writing or by electronic signature, either:

(i)                                   at the registered office of the Corporation at any time up to 5:00 p.m. (Eastern time) on the last business day preceding the date of the Meeting or any adjournment thereof or

(ii)                                with the Chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment thereof;

(b)                                 transmitting, by telephonic or electronic means, a revocation that complies with (i) or (ii) above and that is signed by electronic signature, provided that the means of electronic signature permits a reliable determination that the document was created or communicated by or on behalf of the shareholder or the attorney, as the case may be; or

(c)                                  any other manner provided by law.

Exercise of Discretion

The persons named in the enclosed form of proxy will vote (or withhold from voting) the shares in respect of which they are appointed by proxy on any ballot that may be called for in accordance with the instructions contained therein. If the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such specifications, such shares will be voted FOR on each of the matters referred to herein.

The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to amendments to or variations of matters identified in the Notice of Meeting and with respect to other matters, if any, which may properly come before the Meeting or any adjournment thereof. At the date of this Circular, management of the Corporation knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters that are not now known to management should properly come before the Meeting, the proxy will be voted on such matters in accordance with the best judgment of the named proxy.

Advice to Beneficial Holders of Common Shares

The information set forth in this section is of significant importance to many holders of common shares, as a substantial number of shareholders do not hold shares in their own name. Shareholders who do not hold their common shares in their own name (referred to herein as “Beneficial Shareholders”) should note that only proxies deposited by shareholders whose names appear on the records of the Corporation as the registered holders of common shares can be recognized and acted upon at the Meeting. If common shares are listed in an account statement provided to a shareholder by a broker, then, in almost all cases, those common shares will not be registered in the shareholder’s name on the records of the Corporation. Such shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker. More particularly, a person is a Beneficial Shareholder in respect of common shares, which are held on behalf of that person but which are registered either: (a) in the name of an intermediary that the Beneficial Shareholder deals with in respect of the common shares (intermediaries include, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs, TFSAs and similar plans); or (b) in the name of a clearing agency (such as The Canadian Depository for Securities Limited (“CDS”)), of which the intermediary is a participant. In Canada, the vast majority of such shares are registered under the name of CDS, which acts as nominee for many Canadian brokerage firms. Common shares held by brokers or their nominees can only be voted upon the instructions of the Beneficial Shareholder. Without specific instructions, brokers and their nominees are prohibited from voting shares held for Beneficial Shareholders. Therefore, Beneficial Shareholders should ensure that instructions respecting the voting of their common shares are communicated to the appropriate person or that the common shares are duly registered in their name.

Applicable Canadian securities regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Shareholder by its broker (or the agent of the broker) is identical to the form of proxy provided to registered shareholders. However, its purpose is limited to instructing the registered shareholder (the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder.

In Canada, the majority of brokers now delegate responsibility for obtaining instructions from Beneficial Shareholders to Broadridge Investor Communication Solutions (“Broadridge”). Broadridge typically supplies a special sticker to be attached to the proxy forms and asks Beneficial Shareholders to return the completed proxy forms to Broadridge. Broadridge then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of shares to be represented at the Meeting. A Beneficial Shareholder receiving such a proxy from Broadridge cannot use that proxy to vote shares directly at the Meeting. The proxy must be returned to Broadridge in advance of the Meeting in order to instruct Broadridge how to vote the shares.

These securityholder materials are being sent to both registered and non-registered owners of common shares. The Corporation is sending proxy materials directly to non-objecting Beneficial Shareholders under National Instrument 54-101 of the Canadian Securities Administrators (“NI 54-101”). Management of the Corporation does not intend to pay for intermediaries to forward their proxy materials to objecting Beneficial Shareholders. In the case of an objecting Beneficial Shareholder, the objecting Beneficial Shareholder will not receive the materials unless that Beneficial Shareholder’s intermediary assumes the cost of delivery. If you are a Beneficial Shareholder, and the Corporation or its agent has sent these materials directly to you, your name and address and information about your holdings of common shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding the common shares on your behalf. By choosing to send these materials to you directly, the Corporation (and not the intermediary holding on your behalf) has assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

Record Date

The directors have fixed March 29, 2018, as the record date for the determination of shareholders entitled to receive notice of the Meeting. Only shareholders of record on such record date are entitled to vote at the Meeting.

Interests of Certain Persons in Matters to be Acted Upon

No (a) director or executive officer of the Corporation who has held such position at any time since June 1, 2017; (b) proposed nominee for election as a director of the Corporation; or (c) associate or affiliate of a person in (a) or (b), has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting.

Voting Securities and Principal Holders Thereof

As of April 2, 2018, there were 107,325,683 common shares of the Corporation issued and outstanding. Each common share has the right to one vote on each matter at the Meeting.

To the knowledge of the directors and officers of the Corporation and through a verification of SEDI filings as at the date of this Circular, no person beneficially owns, or controls or directs, directly or indirectly, 10% or more of the issued and outstanding common shares of the Corporation.

BUSINESS OF THE MEETING

Receiving the Audited Consolidated Financial Statements

The Corporation’s audited consolidated financial statements, including the auditor’s report thereon, for the financial year ended December 31, 2017 will be placed before the Meeting. The audited consolidated financial statements are available on the Corporation’s website at www.anacondamining.com and on SEDAR at www.sedar.com under the Corporation’s profile. Upon request, the Corporation will promptly provide a copy of any such document free of charge to a shareholder of the Corporation.

Election of Directors

The articles of the Corporation provide that the Corporation is authorized to have between a minimum of three and a maximum of nine directors. The directors are authorized to determine the number of directors from time to time and the number of directors to be elected at the annual meeting of shareholders. The board of directors of the Corporation (the “Board”) currently consists of seven (7) directors. At the Meeting, the shareholders of the Corporation will be asked to elect six (6) directors for the ensuing year.

It is proposed that the persons whose names are set forth below be elected to the Board. All directors elected at the Meeting will hold office until the next annual meeting of shareholders of the Corporation or until their successors are elected or appointed.

The persons named in the enclosed form of proxy intend to cast the votes to which the shares represented by such proxy are entitled FOR the election of the nominees whose names are set forth below, unless the shareholder who has given such proxy has directed that the shares be withheld from voting in the election of directors.

The Board has adopted a majority voting policy to promote enhanced director accountability. Each shareholder is entitled to cast their votes for, or withhold their votes from, the election of each director. If the number of shares “withheld” for any nominee exceeds the number of shares voted “for” the nominee, then, notwithstanding that such director was duly elected as a matter of corporate law, he or she shall tender his or her written resignation to the Board, such resignation to be effective upon acceptance by the Board. The Board shall refer the resignation to the Corporate Governance Committee for consideration. The Corporate Governance Committee will consider such offer of resignation and the director’s suitability to continue to serve as a Board member after considering, among other things, the stated reasons, if any, why certain shareholders “withheld” votes for the director, the qualifications of the director, such director’s contribution to the Corporation and the Corporation’s governance guidelines and any regulatory guidelines. The Board shall consider the recommendation from the Corporate Governance Committee and consider such additional information and factors that the Board considers to be relevant.

The following table and notes thereto state the names of all the persons proposed to be nominated for election as directors of the Corporation, all of the positions and offices with the Corporation now held by them, their present principal occupations or employment for the last five (5) years and the number of common shares of the Corporation beneficially owned, directly or indirectly, or over which control or direction is exercised, by each of them as of the date of this Circular. The information as to shares beneficially owned has been furnished to the Board by the respective nominees.

These nominees have consented to being named in this Circular and to serving if elected. The Corporation’s management does not contemplate that any of the nominees will be unable or unwilling to serve as a director, but if that should occur for any reason prior to the Meeting, the common shares represented by properly submitted proxies given in favour of such nominee(s) may be voted by the persons whose names are printed in the form of proxy, at their discretion, in favour of another nominee.

The Corporation’s by-laws include an advance notice requirement for nominations of directors by shareholders in certain circumstances. As at the date hereof, the Corporation has not received notice of any director nominations in connection with the Meeting within the time periods prescribed by the by-laws. Assuming no nominations are received by April 16, 2018, the only persons eligible to be nominated for election to the Board are the below nominees.

Name, Province or State and Country of Residence	Position(s) held with Corporation	Principal Occupation, Business or Employment	Year became a Director	Number of Common Shares Beneficially Owned, or Controlled or Directed, Directly or Indirectly(1)
Dustin Angelo Ontario, Canada	Director, President and Chief Executive Officer	President and Chief Executive Officer of the Corporation	2009	652,254	(2)
Michael Byron Ontario, Canada	Director	President and Chief Executive Officer of Nighthawk Gold Corp.	2012	Nil
Jonathan Fitzgerald Ontario, Canada	Director and Non-Executive Chairman	President of Stope Capital Advisors	2017	127,500
Lewis Lawrick Ontario, Canada	Director	President & Chief Executive Officer of Magna Terra Minerals Inc (formerly Brionor Resources Inc.) and Managing Director of Thorsen-Fordyce Merchant Capital Inc. (private investment company)	2007	2,088,154	(3)
Jacques Levesque Quebec, Canada	Director	Chief Financial Officer of Radisson Mining Resources Inc.	2017	4,750,837
Maruf Raza Ontario, Canada	Director	Partner, MNP LLP and former Partner, Collins Barrow Toronto LLP (chartered accountancy firm)	2012	Nil

Notes:

(1)                                The information as to the number of common shares beneficially owned, or controlled or directed, directly or indirectly, by the proposed directors, not being within the knowledge of the Corporation, has been furnished by such directors.

(2)                                21,250 of these common shares are owned by Mr. Angelo’s spouse.

(3)                                Mr. Lawrick beneficially holds 1,643,225 common shares, through Thorsen-Fordyce Merchant Capital Inc., a private company controlled by Mr. Lawrick, 2,375 common shares through VLL Investments Inc., a private company controlled by Mr. Lawrick, and 442,554 common shares are held personally.

Each of the foregoing individuals has been engaged in the principal occupation set forth above opposite his name during the past five years or in a similar capacity with a predecessor organization, except for:

•                                         Mr. Byron acted as, and Co-founder, Director and VP Exploration of Falco Resources Ltd. (April 2010 to May 2015).

•                                         Mr. Levesque was Chief Financial Officer of Orex Exploration Inc. prior to its acquisition by Anaconda Mining in May 2017.

As at the date of this Circular, the directors and executive officers of the Corporation as a group, beneficially owned, or controlled or directed, directly or indirectly, 8,012,966 common shares of the Corporation, being approximately 7.5% of the issued and outstanding common shares. The information as to the number of common shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by the directors and executive officers, but which are not registered in their names and not being within the knowledge of the Corporation, has been furnished by such directors and officers.

The committees of the Board are constituted as follows:

Corporate Governance	Audit	Compensation	Safety, Health and Sustainability
Jonathan Fitzgerald (Chair) Michael Byron Lewis Lawrick	Maruf Raza (Chair) Lewis Lawrick Michael Byron	Lewis Lawrick (Chair) Michael Byron Maruf Raza	Vacant (Chair)(1) Jacques Levesque Dustin Angelo Gordan Slepcev (COO)

(1) The previous Chair of the Safety, Health and Sustainability Committee. Mr. Kevin Bullock, resigned on March 31, 2018.  The Board of Directors is currently reviewing the composition of the Board and constitution of its Committees.

Corporate Cease Trade Orders

To the Corporation’s knowledge, no proposed director of the Corporation is, as of the date hereof, or has been within ten years before the date hereof, a director, chief executive officer or chief financial officer of any company (including the Corporation) that:

(a)              was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days and that was issued while the proposed director was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)              was subject to a cease trade order, an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days and that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer.

Bankruptcies and Other Proceedings

To the Corporation’s knowledge, no proposed director of the Corporation:

(a)              is, as of the date hereof, or has been within the ten years before the date hereof, a director or executive officer of any company (including the Corporation) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b)              has, within the ten years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director.

Penalties or Sanctions

To the Corporation’s knowledge, no proposed director of the Corporation has been subject to:

(a)              any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(b)              any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable shareholder in deciding whether to vote for a proposed director.

Appointment of Auditors

The auditors of the Corporation are PricewaterhouseCoopers LLP, who were first appointed as auditors of the Corporation by the Board on June 26, 2017.  It is proposed that PricewaterhouseCoopers LLP be re-appointed as the auditors of the Corporation at the Meeting to hold office until the next annual meeting of shareholders or until their successor is appointed.

Unless the shareholder has specified in the accompanying form of proxy that the shares represented by such proxy are to be withheld from voting in the appointment of auditors, the persons named in the accompanying form of proxy will vote FOR the appointment of PricewaterhouseCoopers LLP as auditors of the Corporation to hold office until the next annual meeting of shareholders and to authorize the directors to fix the remuneration of the auditors.

Disclosure of fees received by PricewaterhouseCoopers LLP from the Corporation for the financial years ended December 31, 2017 and May 31, 2017 is set out under the heading “Audit Committee Information — External Auditor Service Fees (By Category)” in the annual information form of the Corporation dated March 5, 2018, which is available on SEDAR at www.sedar.com under the Corporation’s profile.

STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Executive Compensation Program

The Corporation’s executive compensation program is designed to provide both short-and-long-term rewards to the Corporation’s executive officers that are consistent with their individual and corporate performance and their contribution to the Corporation’s objectives. Executive compensation consists primarily of a combination of base salary, stock options and performance bonuses, together with health, pension and insurance benefits. The Corporation has a Compensation Committee, which is described below under the heading “Statement of Corporate Governance Practices — Board Committees — Compensation Committee”.

The Compensation Committee was formed on March 31, 2008 and is composed of independent directors. The members of the committee are Messrs. Lawrick (Chair), Byron and Raza. All of the members of the Compensation Committee have experience that is relevant to their responsibilities as members of the Compensation Committee. In the course of their professional life, the members of the Compensation Committee have been involved in either the establishment or monitoring of various compensation programs within the mining sector.

The Compensation Committee is responsible for assisting the Board in fulfilling its oversight responsibilities in relation to, among other things:

•                  the selection and retention of executive officers,

•                  policies, programs and procedures for compensating and incentivizing executive officers,

•                  oversight of the executive compensation structure and benefit plans and programs,

•                  review of director compensation and recommendations for adjustments to such compensation, and

•                  any additional matters delegated by the Board to the Compensation Committee.

Set out below are particulars of compensation paid to the Corporation’s Chief Executive Officer, Chief Financial Officer, and former Chief Financial Officer (collectively, the “Named Executive Officers” or “NEOs”). During the seven-month fiscal year ended December 31, 2017, the Corporation had the following Named Executive Officers: Dustin Angelo, President and Chief Executive Officer, and Director; and Robert Dufour, Chief Financial Officer and Corporate Secretary; Gordana Slepcev, Chief Operating Officer; and Errol Farr, former Chief Financial Officer and Corporate Secretary.

The elements of the Corporation’s compensation program include salaries, stock options and performance bonuses; together with health, pension and insurance benefits which are based on the specific benefit plan of the Corporation. The objective of the compensation program is to be competitive with similar companies and attract, motivate and retain talented executives who will be able to fulfill the strategic objectives of the Corporation.

Salaries form the primary component of the Corporation’s compensation program. During the fiscal year ended December 31, 2017, as in previous periods, salary levels for the Named Executive Officers are benchmarked against comparable companies within the Corporation’s industry peer group (see below).

Long-term incentive compensation in the form of stock options is generally granted once per year to Named Executive Officers, as well as to employees, consultants and directors. Share ownership opportunities through the Stock Option Plan align the interests of senior management with the interests of shareholders. The Stock Option Plan enables the Corporation to attract and retain individuals with requisite experience and abilities and to reward individuals for their current and future performance. See “Securities Authorized for Issuance Under Equity Compensation Plans — Stock Option Plan” for further information.

Independent Review of Compensation

During the seven-month period ended December 31, 2017, the Company retained Lane Caputo Compensation Inc. (“Lane Caputo”), an independent compensation consulting firm, to assist the Compensation Committee in reviewing the Company’s compensation practices for directors, officers, and senior management, and to make recommendations to improve the Company’s approach to compensation.

Specifically, Lane Caputo assisted the Compensation Committee with the following:

•                  Review of compensation philosophy for Anaconda, including the determination of a compensation peer group

•                  Benchmarking both executive and board compensation against the compensation philosophy and the peer group

•                  Review long-term incentive plans compared to the Company’s peer group, industry trends, and emerging proxy voting guidelines of institutional shareholders

•                  Compare current compensation program against best practice compensation governance guidelines

During the year, the Company paid executive compensation consulting related fees of $37,000.

The Board is reviewing the details and recommendations of the report and continues, with the assistance of the Compensation Committee, to review its compensation program to ensure competitiveness with its peer group to attract and retain talented executives, while ensuring alignment with the Company’s shareholders.

Elements of NEO Compensation

Short-Term Incentives - Base Salary

The base salary of executive officers is determined by contract agreement and is reviewed annually by the Board. In general, the base salary is determined by negotiation and is influenced by the levels of compensation paid to executive officers of other publicly-traded junior mining companies considered by the Compensation Committee and the Board to be in the Corporation’s peer group, taking into account market capitalization, property portfolio size, geographic location and stage of projects. The base salary for each executive officer is determined based on the person’s level of responsibility, the importance of the position to the Corporation, the amount of the individual’s time dedicated to the Corporation and the individual’s contribution to the Corporation’s performance.

Short-Term Incentives — Performance Based Cash Incentive

At the recommendation of the Compensation Committee, and at the discretion of Board, the Board established a bonus pool for all of senior executives and mid-level managers. The Compensation Committee considers a number of performance and other criteria, as well as using its experience and judgment, in setting the amount of the bonus pool available to be distributed to executive officers and employees. The bonus pool is allocated to executives and employees based on position and the achievement of specific individual performance objectives.

The performance objectives are not fully determinative of the amount and allocation of cash bonuses. The Compensation Committee also considers managements’ recommendations for bonuses, both in respect of overall quantum and performance generally, as well as all other material factors and circumstances, in setting bonuses and will use its discretion in evaluating the same. The Corporation uses a Performance Review Form and other tools to track individual performance. These tools emphasise the achievement of specific performance objectives and the demonstration of the Corporation’s values. Upon determining the quantum of the bonus pool for any given fiscal year, the Compensation Committee will set the Chief Executive Officer’s bonus level and will seek the Chief Executive Officer’s input as to bonus allocations to other executive officers and individual employees. The Board will then review and, if satisfactory, approve the Compensation Committee’s recommendations for bonus awards. The Compensation Committee annually reviews its bonus policies, including in respect of the bonus performance criteria.

Long-Term Incentives - Options

The Corporation has provided long-term incentives to Named Executive Officers by way of grants of stock options under the Stock Option Plan. The objective in granting stock options is to encourage an ownership interest in the Corporation over a period of time, which acts as a financial incentive to consider the long-term interest of the Corporation and its shareholders. The Stock Option Plan is described under the heading “Securities Authorized for Issuance Under Equity Compensation Plans — Stock Option Plan”. The Compensation Committee makes recommendations from time to time to the Board in respect of stock option grants, taking into consideration the number and value of outstanding stock options already held by each executive officer.

Compensation Risk and Hedging Policies

The Compensation Committee has not specifically considered the implications of the risks associated with its compensation policies and practices. However, there are a number of practices in place to mitigate risk as it relates to compensation, including:

•                  a balanced compensation of fixed and variable pay (being both short-term and long-term incentives),

•                  the Board having final approval for executive and senior management short term and long-term incentive payments,

•                  options generally being granted with a five-year term, and generally vesting over an 18-month period,

•                  limiting severance payments to twice base salary and bonus, and

•                  normally scheduled blackout periods relating to the release of financial information and controlling the periods during which employees can exercise stock options.

As outlined in the Corporation’s Securities Trading, Corporate Disclosure and Confidentiality Policy, Named Executive Officer’s and directors are prohibited from hedging securities of the Corporation that they beneficially own, directly or indirectly, or exercise control or direction over, including trading in publicly-traded options, puts, calls or other derivative instruments related to the Company’s securities.  As the Corporation continues to grow, the Corporate Governance Committee will continue to consider and implement more sophisticated compensation and corporate governance policies, as deemed appropriate.

Performance Graph

The common shares of the Corporation commenced trading on the TSX in April 2007. The chart below compares the percentage change in the Corporation’s total shareholder return on a $100 investment in common shares to the total return of the S&P/TSX Composite Index, the S&P/TSX Composite Index and the iSHARES S&P/TSX Global Gold Index Fund for the period commencing January 1, 2012 and ending December 31, 2017.

Comparison of Cumulative Total Shareholder Return on a $100 Investment in Common Shares of the Corporation and the S&P/TSX Composite Index, the S&P/TSX Global Gold Index Fund

During fiscal 2012, the Corporation’s common share price remained stable despite the significant decline in the broader junior mining market as demonstrated by the performance of the S&P/TSX Composite Index. The Corporation did not experience a decline in its common share price because of the improved operating performance of the Pine Cove mine. Because of this performance, the Corporation generated a profit during fiscal 2012 and withstood the selling pressure that affected many other junior mining companies. Base salaries of executive officers did not change in 2012 despite the operating performance of the Corporation and the relative strength of the Corporation’s common share price as compared to the S&P/TSX Composite Index.

During the early part of fiscal 2013, the Corporation experienced an upward trend in its share price, reflecting the improved operating performance and general stability in the overall equity markets. In the last half of fiscal 2013 the Corporation’s share price declined despite strong operating performance. The main reason for the decline was a) the significant drop in the selling price of gold and b) the significant decline in investor interest in resource-based stocks, especially gold companies as reflected in the S&P/TSXV Index and iSHARES S&P/TSX Global Gold Index Fund value.

During fiscal 2014 and 2015, the Corporation’s share price was primarily flat and influenced primarily by the significant decline in investor interest in resource-based stocks, especially gold companies as reflected in the S&P/TSXV Index and iSHARES S&P/TSX Global Gold Index Fund value. The 2014 performance was also influenced by a low selling price of gold.

During fiscal 2016, the Corporation’s share price rose during the early part of 2016 as a result of a rebound in the general gold market and a rise in the selling price of gold.

During the 2017 calendar year, the Company’s share price achieved an upward trend, which can be attributed to continued performance at the Point Rousse Project and the acquisition of the Goldboro Gold Project, a high-grade mineral resource in Nova Scotia, Canada. After a successful financing in October 2017, the Company commenced drilling at both of its key projects and reported strong results from those drill programs. With a larger resource base, increasing growth profile, and robust stock price, the Company benefited from a stronger market profile which enabled it to outperform the S&P/TSX Gold Index at the end of the year.

While the Company is committed to increasing shareholder value, the Compensation Committee and Board do not emphasize share price in the short term when making compensation determinations. As a junior gold mining, development and exploration company, the Corporation is focused on building long-term value for shareholders by maximizing the potential of its Point Rousse Project, expanding its Goldboro Gold Project, and progressing towards development, and through the acquisition and development of other mineral properties. Compensation is paid to its executive officers for furthering these objectives.

Named Executive Officers’ Summary Compensation Table

The following table (presented in accordance with Form 51-102F6 — Statement of Executive Compensation (“Form 51-102F6”) under National Instrument 51-102 — Continuous Disclosure Obligations) sets forth all direct and indirect compensation for, or in connection with, services provided to the Corporation and its subsidiaries for the seven-month financial year ended December 31, 2017, and the years ended May 31, 2017, and May 31, 2016, in respect of each of the Named Executive Officers.

In 2017, the Corporation changed its financial year-end to December 31, from May 31.  Consequently, the information reported in the table for the most recent period reflects the results of the seven-month period from June 1, 2017 to December 31, 2017.

Non-equity incentive plan compensation ($)
Name and principal position	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)(2)	Annual incentive plans(3) ($)	Long- term incentive plans ($)	Pension value ($)(4)	All other compensation ($)	Total compensation ($)
Dustin Angelo, President and Chief Executive Officer	2017(1) 2017(1) 2016	173,077 300,000 244,800	N/A N/A N/A	24,600 Nil 152,300	35,000 68,750 125,000	Nil Nil Nil	4,149 5,891 4,896	Nil Nil Nil	236,826 375,641 526,996

Robert J. Dufour, Chief Financial Officer and Corporate Secretary (5)	2017(1) 2017(1)	129,800 3,462	N/A N/A	Nil 26,150	22,000 Nil	Nil Nil	2,596 104	Nil Nil	154,396 29,716

Gordana Slepcev, Chief Operating Officer(6)	2017(1)	113,385	N/A	19,680	22,000	Nil	2,556	Nil	157,621

Non-equity incentive plan compensation ($)
Name and principal position	Year	Salary ($)	Share- based awards ($)	Option- based awards ($)(2)	Annual incentive plans(3) ($)	Long- term incentive plans ($)	Pension value ($)(4)	All other compensation ($)	Total compensation ($)
J. Errol Farr, former Chief Financial Officer and Corporate Secretary (5)	2017(1) 2017(1) 2016	108,150 220,000 204,000	N/A N/A N/A	Nil Nil 34,645	Nil Nil 65,000	Nil Nil Nil	Nil 2,538 4,080	Nil Nil Nil	108,150 222,538 307,725

Notes:

(1)                                In 2017, the Corporation changed its financial year-end to December 31, from May 31.  Consequently, the information reported in the table for the most recent period reflects results for the seven-month fiscal year from June 1, 2017 to December 31, 2017.

(2)                                The fair values of the options granted have been estimated using the Black-Scholes option-pricing model and do not represent the actual amounts received by the NEOs. The actual amount received will be determined by the market value of the shares on the date that the option is exercised. Assumptions used in the pricing model are as follows: average risk-free interest rate of (2017 — 1.15% and 0.97%, 2016 — 0.75%); expected life 5 years; expected volatility of (2017— 101%, 2016 — 101%); and expected dividends — nil.

(3)                                All awards granted under the non-equity annual incentive plan represent performance bonuses and were paid in the fiscal year following the year in which they were earned.

(4)                                Pension value relates to contributions made by the Corporation on behalf of the NEOs to their registered retirement savings plan.

(5)                                On April 18, 2017, the Corporation announced the appointment of Robert Dufour as Chief Financial Officer of the Corporation effective May 23, 2017, replacing the former Chief Financial Officer and Corporate Secretary, Errol Farr, who stepped down effective March 31, 2017.

(6)                                On May 24, 2017, the Corporation announced the appointment of Gordana Slepcev as Chief Operating Officer of the Corporation effective May 23, 2017.

Incentive Plan Awards - Outstanding Share-Based Awards and Option-Based Awards

The following table (presented in accordance with Form 51-102F6) sets forth for each NEO all awards outstanding at the end of the most recently completed financial year ended December 31, 2017, including awards granted, but not necessarily vested, before the most recently completed financial year.

On January 18, 2018, the Company completed a share consolidation on the basis of four (4) existing common shares for one (1) new common share.  The following table as of December 31, 2017 also presents the resulting adjustment to the number of securities underlying unexercised options and the option exercise price.

Option-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)(1)
	Pre-Share Consolidation		Post-Share Consolidation
Dustin Angelo, President and Chief Executive Officer	1,000,000 400,000 500,000 2,000,000 1,000,000 500,000	0.08 0.08 0.05 0.06 0.06 0.06	250,000 100,000 125,000 500,000 250,000 125,000	0.32 0.32 0.20 0.24 0.24 0.24	May 29, 2018 June 10, 2019 June 1, 2020 February 22, 2021 May 26, 2021 June 21, 2022	20,000 8,000 25,000 80,000 40,000 20,000

Option-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the-money options ($)(1)
	Pre-Share Consolidation		Post-Share Consolidation
Robert J. Dufour, Chief Financial Officer and Corporate Secretary(2)	500,000	0.07	125,000	0.28	May 23, 2022	15,000
Gordana Slepcev, Chief Operating Officer(3)	300,000 200,000 500,000 400,000	0.08 0.05 0.06 0.06	75,000 50,000 125,000 100,000	0.32 0.20 0.24 0.24	June 10, 2019 June 1, 2020 May 26, 2021 June 21, 2022	6,000 10,000 20,000 16,000
J. Errol Farr, former Chief Financial Officer and Corporate Secretary(2)	Nil	Nil	Nil	Nil	N/A	Nil

Notes:

(1)                                Based on the December 31, 2017 common share closing price of $0.10 less the price of the option, times the number of options in that tranche.

(2)                                On April 18, 2017, the Corporation announced the appointment of Robert Dufour as Chief Financial Officer of the Corporation effective May 23, 2017, replacing the former Chief Financial Officer and Corporate Secretary, Errol Farr, who stepped down effective March 31, 2017.

(3)                                On May 24, 2017, the Corporation announced the appointment of Gordana Slepcev as Chief Operating Officer of the Corporation effective May 23, 2017. Ms. Slepcev held previous roles in Technical Services within the Corporation prior to her appointment as Chief Operating Officer.

Share-based Awards
Name	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Dustin Angelo, President and Chief Executive Officer	Nil	N/A	N/A
Robert J. Dufour, Chief Financial Officer and Corporate Secretary(1)	Nil	N/A	N/A
Gordana Slepcev, Chief Operating Officer(2)	Nil	N/A	N/A
J. Errol Farr, former Chief Financial Officer and Corporate Secretary(1)	Nil	N/A	N/A

Notes:

(1)                                On April 18, 2017, the Corporation announced the appointment of Robert Dufour as Chief Financial Officer of the Corporation effective May 23, 2017, replacing the former Chief Financial Officer and Corporate Secretary, Errol Farr, who stepped down effective March 31, 2017.

(2)                                On May 24, 2017, the Corporation announced the appointment of Gordana Slepcev as Chief Operating Officer of the Corporation effective May 23, 2017.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table (presented in accordance with Form 51-102F6) sets forth details of the value vested or earned during the most recently completed financial year ended December 31, 2017.

Name	Option-based awards — Value vested during the year ($)	Share-based awards — Value vested during the year ($)	Non-equity incentive plan compensation value earned during the year ($)(1)
Dustin Angelo, President and Chief Executive Officer	15,389	N/A	35,000
Robert J. Dufour, Chief Financial Officer and Corporate Secretary(2)	20,168	N/A	22,000
Gordana Slepcev, Chief Operating Officer(3)	12,311	N/A	22,000
J. Errol Farr, former Chief Financial Officer(2)	Nil	N/A	Nil

Notes:

(1)                                Comprised of cash bonus awarded at the discretion of the Compensation Committee, forming part of the total compensation for the financial year for the Named Executive Officers in question.

(2)                                On April 18, 2017, the Corporation announced the appointment of Robert Dufour as Chief Financial Officer of the Corporation effective May 23, 2017, replacing the former Chief Financial Officer and Corporate Secretary, Errol Farr, who stepped down effective March 31, 2017.

(3)                                On May 24, 2017, the Corporation announced the appointment of Gordana Slepcev as Chief Operating Officer of the Corporation effective May 23, 2017.

Pension Value — Value Vested or Earned During the Year

The following table (presented in accordance with Form 51-102F6) sets forth for each NEO the payments or benefits, following or in connection with retirement, excluding defined benefit plans for the most recently completed financial year.

Name	Accumulated value at start of year ($)	Compensatory ($)	Accumulated value at year end ($)
Dustin Angelo, President and Chief Executive Officer	20,391	4,149	24,540
Robert J. Dufour, Chief Financial Officer and Corporate Secretary(1)	104	2,596	2,700

Name	Accumulated value at start of year ($)	Compensatory ($)	Accumulated value at year end ($)
Gordana Slepcev, Chief Operating Officer(2)	11,581	2,556	14,136
J. Errol Farr, former Chief Financial Officer(1)	14,621	—	14,621

Note:

(1)                                On April 18, 2017, the Corporation announced the appointment of Robert Dufour as Chief Financial Officer of the Corporation effective May 23, 2017, replacing the former Chief Financial Officer, Errol Farr, who stepped down effective March 31, 2017.

(2)                                On May 24, 2017, the Corporation announced the appointment of Gordana Slepcev as Chief Operating Officer of the Corporation effective May 23, 2017. Ms. Slepcev held previous roles in Technical Services within the Corporation prior to her appointment as Chief Operating Officer.

On June 1, 2013, the Corporation established a voluntary group retirement plan which included a registered retirement savings plan (“RRSP”) eligible to all employees. Under the plan, the Corporation matches employee RRSP contributions up to a maximum of 2% of employee cash earnings paid by the Corporation, which include base pay and cash bonus payment but exclude stock option grants and taxable benefits. All contributions by the Corporation vest immediately in the employee’s RRSP and are subject to certain withdrawal restrictions. Contributions are invested by default in the Trustee’s Retirement Date Funds which adjusts the investment mix of the contributions based on the employees’ estimated date of retirement. The Corporation’s normal retirement age is 65 years.

Employment Agreements, Termination and Change of Control Benefits

Dustin Angelo

The Corporation entered into an executive employment agreement with Mr. Angelo effective as of September 21, 2010 for an indefinite term until terminated in accordance with the agreement. It provided for an annual base salary of $180,000 subject to an annual review (but will not be subject to decrease, and any increase is to be approved by the Board) and benefits such as vacation, health and insurance, directors’ and officers’ liability insurance and reimbursement of expenses. Subject to approval and grant by the Board (or any committee thereof), Mr. Angelo is entitled to participate in the Stock Option Plan. On June 26, 2012, the Corporation entered into a new employment agreement with Mr. Angelo. It provides for an annual base salary of $240,000 subject to an annual review and benefits, such as vacation, health and insurance, directors’ and officers’ liability insurance and reimbursement of expenses.  As of June 1, 2016, the Corporation revised Mr. Angelo’s base salary to $300,000, subject to annual review. Additional compensation (bonus payments and employee stock option grants) (“Additional Compensation”) is awarded at the discretion of the Board. If Mr. Angelo wishes to resign, he is required to provide at least three months’ prior written notice, unless waived by the Corporation (in which case the Corporation will pay Mr. Angelo the compensation required to be paid in lieu of the period of notice). The Corporation may at any time, without notice or payment in lieu thereof or termination or severance pay of any kind, terminate Mr. Angelo’s employment for cause. In addition, the Corporation may, at any time and for any reason, terminate Mr. Angelo’s employment without cause by paying a lump sum payment equal to two year’s base salary (at the then-current salary) plus an amount equal to the average of the cash portion of the Additional Compensation paid or accrued in the twelve month period ending on the date of the termination and the preceding twelve month period, multiplied by two, plus two times the then-annual premium payable by the Corporation in respect of the benefits provided at the time of termination, and is required to pay Mr. Angelo’s legal and professional fees up to $10,000 in seeking to obtain or enforce the benefits. In addition, any stock options issued to pursuant to the Stock Option Plan which are outstanding as of the date of the termination of employment and which would have vested within 36 months of such date shall vest immediately on the date of the termination.

Mr. Angelo’s employment agreement also provides that in the event of a sale of substantially all the assets or other transaction, merger, combination or similar transaction or event that results in a “change of control” or “change of ownership” of the Corporation’s business which in turn results in Mr. Angelo’s employment with the Corporation being terminated, he ceases to be a director of the Corporation or there is a newly appointed management team, Mr. Angelo will be entitled to the termination pay and other benefits provided for in case of termination without cause described above.

Mr. Angelo has agreed to hold, safeguard and maintain all confidential information relating to the Corporation and/or any of its affiliates and their respective businesses and affairs gained by Mr. Angelo in any manner or from any source during or through the course of his employment as strictly confidential. Mr. Angelo agreed not to disclose or use for his benefit or purposes (or for the benefit or purposes of any person or entity) any such confidential information except as may be reasonably necessary in the performance of his duties and in the best interests of the Corporation or as otherwise may be authorized expressly in writing by the Corporation. Such obligations survive the termination of Mr. Angelo’s employment for any reason whatsoever and remain in full force and effect in perpetuity.

Robert J. Dufour

The Corporation entered into an executive employment agreement with Mr. Dufour effective as of May 23, 2017 for an indefinite term until terminated in accordance with the agreement. It provided for an annual base salary of $225,000 subject to an annual review (but will not be subject to decrease, and any increase is to be approved by the Board) and benefits such as vacation, health and insurance, directors’ and officers’ liability insurance and reimbursement of expenses. Subject to approval and grant by the Board (or any committee thereof), Mr. Dufour is entitled to participate in the Stock Option Plan. Additional Compensation is awarded at the discretion of the Board. If Mr. Dufour wishes to resign, he is required to provide at least three months’ prior written notice, unless waived by the Corporation (in which case the Corporation will pay Mr. Dufour the compensation required to be paid in lieu of the period of notice). The Corporation may at any time, without notice or payment in lieu thereof or termination or severance pay of any kind, terminate Mr. Dufour’s employment for cause. In addition, the Corporation may, at any time and for any reason, terminate Mr. Dufour’s employment without cause by paying a lump sum payment equal to six (6) months base salary, plus an additional month’s base salary for every year of service, up to a maximum of twelve (12) months base salary.

Mr. Dufour’s employment agreement also provides that in the event of a sale of substantially all the assets or other transaction, merger, combination or similar transaction or event that results in a “change of control” or “change of ownership” of the Corporation’s business which in turn results in Mr. Dufour’s employment with the Corporation being terminated, Mr. Dufour will be entitled to a lump sum payment equal to twelve (12) months base salary

Mr. Dufour has agreed to hold, safeguard and maintain all confidential information relating to the Corporation and/or any of its affiliates and their respective businesses and affairs gained by Mr. Dufour in any manner or from any source during or through the course of his employment as strictly confidential. Mr. Dufour agreed not to disclose or use for his benefit or purposes (or for the benefit or purposes of any person or entity) any such confidential information except as may be reasonably necessary in the performance of his duties and in the best interests of the Corporation or as otherwise may be authorized expressly in writing by the Corporation. Such obligations survive the termination of Mr. Dufour’s employment for any reason whatsoever and remain in full force and effect in perpetuity.

Gordana Slepcev

The Corporation entered into an executive employment agreement with Ms. Slepcev effective as of May 23, 2017 for an indefinite term until terminated in accordance with the agreement. It provided for an annual base salary of $200,000 subject to an annual review (but will not be subject to decrease, and any increase is to be approved by the Board) and benefits such as vacation, health and insurance, directors’ and officers’ liability insurance and reimbursement of expenses. Subject to approval and grant by the Board (or any committee thereof), Ms. Slepcev is entitled to participate in the Stock Option Plan. Additional Compensation is awarded at the discretion of the Board. If Ms. Slepcev wishes to resign, she is required to provide at least three months’ prior written notice, unless waived by the Corporation (in which case the Corporation will pay Ms. Slepcev the compensation required to be paid in lieu of the period of notice). The Corporation may at any time, without notice or payment in lieu thereof or termination or severance pay of any kind, terminate Ms. Slepcev’s employment for cause. In addition, the Corporation may, at any time and for any reason, terminate Ms. Slepcev’s employment without cause by paying a lump sum payment equal to six (6) months base salary, plus an additional month’s base salary for every year of service, up to a maximum of twelve (12) months base salary. For the purposes of the terminations provisions in her agreement, the Corporation recognizes Ms. Slepcev’s prior service with the Corporation since August 12, 2013.

Ms. Slepcev’s employment agreement also provides that in the event of a sale of substantially all the assets or other transaction, merger, combination or similar transaction or event that results in a “change of control” or “change of ownership” of the Corporation’s business which in turn results in Ms. Slepcev’s employment with the Corporation being terminated, Ms. Slepcev will be entitled to a lump sum payment equal to twelve (12) months base salary

Ms. Slepcev has agreed to hold, safeguard and maintain all confidential information relating to the Corporation and/or any of its affiliates and their respective businesses and affairs gained by Ms. Slepcev in any manner or from any source during or through the course of her employment as strictly confidential. Ms. Slepcev agreed not to disclose or use for her benefit or purposes (or for the benefit or purposes of any person or entity) any such confidential information except as may be reasonably necessary in the performance of her duties and in the best interests of the Corporation or as otherwise may be authorized expressly in writing by the Corporation. Such obligations survive the termination of Ms. Slepcev’s employment for any reason whatsoever and remain in full force and effect in perpetuity.

J. Errol Farr

The Corporation entered into an executive employment agreement with Mr. Farr effective as of January 26, 2012, for an indefinite term until terminated in accordance with the agreement. Mr. Farr stepped down as Chief Financial Officer of the Corporation effective March 31, 2017, and continued to receive monthly base salary payments as part of the resignation agreement, until October 31, 2017. He received no additional compensation beyond the monthly payments.

Payments on a “Change of Control”

The employment agreements between the Corporation and each NEO contain payment provisions relating to a “change of control” of the Corporation as more fully described above. The change of control payment provisions were included in each NEO’s employment agreement in order to attract and retain the most highly qualified individuals to act as an NEO of the Corporation. A change of control alone does not trigger the payment provisions, but rather the payments are payable if the change of control occurs and the NEO’s employment is terminated by the Corporation within 90 days of the change in control, or a new management team is appointed as a result of such a change of control. The change of control payment provisions were designed to protect the NEO financially in the event of a loss of employment following a change of control.

Estimated Incremental Payments on Termination Without Cause

The following table provides details regarding the estimated incremental payments from the Corporation to each of the Named Executive Officers (with the exception of Mr. Farr who is no longer a NEO) on a termination of employment without cause, assuming termination occurred on December 31, 2017.

Termination Without Cause

	Base Salary ($)	Annual Incentive(1) ($)	Options(2) ($)	Total ($)
Dustin Angelo	600,000	70,000	193,000	863,000
Robert J. Dufour	112,500	Nil	Nil	112,500
Gordana Slepcev	166,667	Nil	Nil	166,667

Notes:

(1)                                An amount equal to the average of the cash portion of the Additional Compensation paid or accrued in the twelve-month period ending on the date of the termination of and the preceding twelve month period, multiplied by two.

(2)                                This amount reflects the aggregate dollar value that would have been realized if the options which vested on December 31, 2017 due to a termination of employment, were exercised on December 31, 2017. The value is calculated as the difference between the closing price of the common shares on the TSX on December 31, 2017 and the exercise price of the option.

Estimated Incremental Payments on Termination Following a Change in Control

The following table provides details regarding the estimated incremental payments from the Corporation to each of the Named Executive Officers (with the exception of Mr. Farr who is no longer a NEO) on a termination of employment following a change in control, assuming termination occurred on December 31, 2017.

Termination Following a Change in Control

	Base Salary ($)	Annual Incentive(1) ($)	Options(2) ($)	Total ($)
Dustin Angelo	600,000	70,000	193,000	863,000
Robert J. Dufour	225,000	Nil	15,000	240,000
Gordana Slepcev	200,000	Nil	52,000	252,000

Notes:

(1)                                An amount equal to the average of the cash portion of the Additional Compensation paid or accrued in the twelve-month period ending on the date of the termination of and the preceding twelve-month period, multiplied by two.

(2)                                This amount reflects the aggregate dollar value that would have been realized if the options which vested on December 31, 2017 due to a termination of employment, were exercised on December 31, 2017. The value is calculated as the difference between the closing price of the common shares on the TSX on December 31, 2017 and the exercise price of the option.

Director Compensation

Director Compensation Table

The following table (presented in accordance with Form 51-102F6) sets forth all amounts of compensation provided to the directors (other than Mr. Dustin Angelo) for the Corporation’s most recently completed financial year ended December 31, 2017.

In 2017, the Corporation changed its financial year-end to December 31, from May 31.  Consequently, the information reported in the table for the most recent period reflects the results of the seven-month period from June 1, 2017 to December 31, 2017.

Name	Fees earned ($)	Share- based awards ($)	Option- based awards ($)	Non-equity incentive plan compensation ($)	Pension value ($)	All other compensation ($)	Total ($)
Kevin Bullock(1)	16,167	N/A	4,920	N/A	N/A	Nil	21,087
Michael Byron	11,000	N/A	4,920	N/A	N/A	Nil	15,920
Jonathan Fitzgerald	29,250	N/A	24,600	N/A	N/A	Nil	53,850
Lewis Lawrick	16,167	N/A	7,380	N/A	N/A	Nil	23,547
Jacques Levesque	11,750	N/A	12,300	N/A	N/A	Nil	24,050
Maruf Raza	23,417	N/A	7,380	N/A	N/A	Nil	30,797

(1) As of March 31, 2018, Kevin Bullock resigned from the Board of Directors.

In April 2008, the Board adopted a compensation policy for non-executive directors effective as of January 1, 2008. Pursuant to the policy, for the year ended December 31, 2017, each director is entitled to an annual retainer of $15,000, plus $750 for each Board and committee meeting attended. The Chairman of the Board is entitled to an annual retainer of $25,000. The Chairs of the Audit Committee, the Compensation Committee, the Safety Committee and the

Corporate Governance Committee are entitled to annual retainers of $20,000, $5,000, $5,000 and $5,000 each, respectively.

The committees of the Board were constituted as follows for the financial year ended December 31, 2017:

Corporate Governance	Audit	Compensation	Safety
Jonathan Fitzgerald (Chair) Michael Byron Lewis Lawrick	Maruf Raza (Chair) Lewis Lawrick Kevin Bullock(1)	Lewis Lawrick (Chair) Michael Byron Maruf Raza	Kevin Bullock(1) (Chair) Dustin Angelo Jacques Levesque

(1) As of March 31, 2018, Kevin Bullock resigned from the Board of Directors.

Mr. Fitzgerald earned the following fees during the year ended December 31, 2017: $8,750 for serving on the Board; $14,583 for serving as Chairman of the Board; $2,917 for serving as chair of the Corporate Governance Committee; and $3,000 for attending four Board meetings.

Mr. Bullock earned the following fees during the year ended December 31, 2017: $8,750 for serving on the Board; $2,917 for serving as the chair of the Safety Committee; and $4,500 for attending four Board meetings and two Audit Committee meetings.

Mr. Byron earned the following fees during the year ended December 31, 2017: $8,750 for serving on the Board; and $2,250 for attending three Board meetings.

Mr. Lawrick earned the following fees during the year ended December 31, 2017: $8,750 for serving on the Board; $2,917 for serving as the chair of the Compensation Committee; and $4,500 for attending four Board meetings and two Audit Committee meetings.

Mr. Levesque earned the following fees during the year ended December 31, 2017: $8,750 for serving on the Board and $3,000 for attending four Board meetings.

Mr. Raza earned the following fees during the year ended December 31, 2017: $8,750 for serving on the Board; $11,667 for serving as Chair of the Audit Committee; and $3,000 for attending two Board meetings and two Audit Committee meetings.

Incentive Plan Awards for Directors

The directors of the Corporation are eligible to receive stock options under the Corporation’s Stock Option Plan described below under the heading “Securities Authorized for Issuance Under Equity Compensation Plans — Stock Option Incentive Plan”.

Outstanding Share-Based Awards and Option-Based Awards

The following table (presented in accordance with Form 51-102F6) sets forth for each director that is not an NEO all awards outstanding at the end of the most recently completed financial year ended December 31, 2017, including awards granted before the most recently completed financial year.

On January 18, 2018, the Company completed a share consolidation on the basis of four (4) existing common shares for one (1) new common share.  The following table as of December 31, 2017 also presents the resulting adjustment to the number of securities underlying unexercised options and the option exercise price.

	Option-based Awards
Name	Number of securities underlying unexercised options (#)	Option exercise price ($)	Number of securities underlying unexercised options (#)	Option exercise price ($)	Option expiration date	Value of unexercised in-the- money options ($)(1)
	Pre-Share Consolidation		Post-Share Consolidation
Kevin Bullock(2)
	400,000	0.05	100,000	0.20	June 30, 2020	20,000
	100,000	0.06	25,000	0.24	May 26, 2021	4,000
	100,000	0.06	25,000	0.24	June 21, 2022	4,000

Michael Byron
	200,000	0.08	50,000	0.32	May 29, 2018	4,000
	125,000	0.08	31,250	0.32	June 10, 2019	2,500
	150,000	0.05	37,500	0.20	June 1, 2020	7,500
	100,000	0.06	25,000	0.24	May 26, 2021	4,000
	100,000	0.06	25,000	0.24	June 21, 2022	4,000

Jonathan Fitzgerald
	1,700,000	0.06	425,000	0.24	December 15, 2021	68,000
	500,000	0.06	125,000	0.24	June 21, 2022	20,000

Lewis Lawrick
	400,000	0.08	100,000	0.32	May 29, 2018	8,000
	175,000	0.08	43,750	0.32	June 10, 2019	3,500
	150,000	0.05	37,500	0.20	June 1, 2020	7,500
	500,000	0.06	125,000	0.24	February 22, 2021	20,000
	100,000	0.06	25,000	0.24	May 26, 2021	4,000
	150,000	0.06	37,500	0.24	June 21, 2022	6,000

Jacques Levesque
	4,250,000	0.06	1,062,500	0.24	April 6, 2021	170,000
	250,000	0.06	62,500	0.24	June 21, 2022	10,000

Maruf Raza
	250,000	0.08	62,500	0.32	May 29, 2018	5,000
	175,000	0.08	43,750	0.32	June 10, 2019	3,500
	150,000	0.05	37,500	0.20	June 1, 2020	7,500
	100,000	0.06	25,000	0.24	May 26, 2021	4,000
	150,000	0.06	37,500	0.24	June 21, 2022	6,000

Note:

(1)                                Based on December 31, 2017 common share closing price of $0.10 and calculated as the difference between the market value of the stock price at the end of the year and the exercise price of the option.

(2)                                As of March 31, 2018, Kevin Bullock resigned from the Board of Directors.

Share-based Awards
Name	Number of shares or units of shares that have not vested (#)	Market or payout value of share-based awards that have not vested ($)	Market or payout value of vested share-based awards not paid out or distributed ($)
Kevin Bullock(1)	N/A	N/A	N/A
Michael Byron	N/A	N/A	N/A
Jonathan Fitzgerald	N/A	N/A	N/A
Lewis Lawrick	N/A	N/A	N/A
Jacques Levesque	N/A	N/A	N/A
Maruf Raza	N/A	N/A	N/A

Note:

(1)                                As of March 31, 2018, Kevin Bullock resigned from the Board of Directors.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table (presented in accordance with Form 51-102F6) sets forth details of the value vested or earned by each director that is not an NEO during the most recently completed financial year ended December 31, 2017.

Name	Option-based awards — Value vested during the year ($)	Share-based awards — Value vested during the year ($)	Non-equity incentive plan compensation — Value earned during the year ($)
Kevin Bullock(1)	3,078	Nil	N/A
Michael Byron	3,078	Nil	N/A
Jonathan Fitzgerald	15,389	Nil	N/A
Lewis Lawrick	4,617	Nil	N/A
Jacques Levesque	7,695	Nil	N/A
Maruf Raza	4,617	Nil	N/A

Note:

(1)                                As of March 31, 2018, Kevin Bullock resigned from the Board of Directors.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Securities Authorized for Issuance Under Equity Compensation Plans

The following table (presented in accordance with Form 51-102F5 under NI 51-102) sets forth all compensation plans under which equity securities of the Corporation were authorized for issuance as of December 31, 2017.

	Number of securities to be					Number of securities
	issued upon exercise of			Weighted-average exercise price of		remaining available
	outstanding options			outstanding options		for future issuance
			Post-		Post-	under equity
Plan Category			Consolidation		Consolidation	compensation plans
Equity compensation plans approved by security holders — Stock Option Plan	32,157,500	(1)	8,039,375	0.06	0.24	23,913,026	(2)
Equity compensation plans not approved by security holders	Nil		Nil	Nil	Nil	Nil
Total	32,157,500		8,039,375	0.06	0.24	23,913,026	(2)

Notes:

(1)                                Represents the Anaconda Stock Option Plan (18,345,000 stock options) and the Orex Stock Option Plan (13,812,500 stock options — refer to Orex Stock Option Plan below).

(2)                                Represents common shares available for future issuance under the Stock Option Plan as at December 31, 2017.  Subsequent to December 31, 2017, the Corporation granted a further 5,500,000 stock options (1,375,000 on a post-share consolidation basis) under the Plan, and 1,250,000 stock options previously granted were exercised (312,500 on a post-share consolidation basis).

Stock Option Plan

The purpose of the Stock Option Plan is to assist the Corporation to attract, retain and motivate directors, senior officers, key employees or other service providers of the Corporation and its subsidiaries and affiliates by providing them with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

The Stock Option Plan is a “rolling” plan where the maximum aggregate number of common shares, which may be issued under options granted under the Stock Option Plan is 10% of the issued and outstanding common shares (on a non-diluted basis) from time to time or such greater number as may be approved from time to time by the shareholders of the Corporation. As of April 2, 2018, the maximum aggregate number of common shares which may be issued under the Stock Option Plan was 10,732,568 of which 5,861,250 options were outstanding (representing approximately 5.5% of the issued and outstanding common shares), and 4,871,318 common shares were available for issuance (representing approximately 4.5% of the issued and outstanding common shares).

Eligible participants under the Stock Option Plan (“optionees”) are such senior officers, directors and key employees of the Corporation and its subsidiaries and affiliates, as well as any other person or company engaged to provide ongoing management or consulting services to the Corporation or to its subsidiaries and affiliates, as the Board shall from time to time determine in its sole discretion.

The aggregate number of common shares reserved for issuance pursuant to all options granted to any one optionee shall not exceed 5% of the issued and outstanding common shares (on a non-diluted basis) at the time of such grant. The number of common shares issuable to insiders, at any time, under the Stock Option Plan or when combined with all other share compensation arrangements, shall not exceed 10% of the issued and outstanding common shares (on a non-diluted basis), and the number of common shares issued to insiders within any one year period, under the Stock Option Plan or when combined with all other share compensation arrangements, cannot exceed 10% of the issued and outstanding common shares (on a non-diluted basis).

The option price per common share is to be determined by the Board provided that such price is not less than the closing market price of the common shares on the TSX one trading date prior to the date on which the option is granted. The vesting period of all options shall be determined by the Board. The term of an option shall not be less than one year and not more than 10 years from the date the option is granted (subject to certain provisions of the Stock Option Plan). If at any time, the term of an option ends during a period during which designated employees of the Corporation cannot trade common shares as a result of the Corporation’s policy respecting restrictions on employee trading which is in effect at that time (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Corporation, or in respect of an insider, that insider, is subject) (a “Black-Out Period”) or within 10 business days following a Black-Out Period, the ending date of the term of the option shall be deemed to be the date that is the tenth business day following such Black-Out Period.

The options are non-transferable and non-assignable.

In the event of the resignation of an optionee as an employee, resignation or removal of an optionee as a director or officer, or the discharge of an optionee as an employee by reason of a wilful and substantial breach of such optionee’s employment duties, prior to the expiry date, all options granted to such optionee shall in all respects forthwith cease and terminate. In the event of the termination of employment of an optionee other than in the foregoing circumstances, such optionee may exercise options at any time up to and including the 30th day (or such later day as the Board in its sole discretion may specifically determine for such optionee) following the effective date of termination of employment or the expiry date, whichever is earlier. In the event of the death of an optionee while in the employment, or as a director or officer, prior to the expiry date, the options may be exercised by the legal representatives of such optionee at any time up to and including the date, which is the first anniversary of the date of death or the expiry date, whichever is earlier.

The Board may amend, vary or discontinue the Stock Option Plan at any time either prospectively or retrospectively, provided, however, that no such amendment may increase the maximum number of common shares that may be optioned under the Stock Option Plan, change the manner of determining the option price, extend the term of any option beyond 10 years from the date of the granting of such option, extend the period during which options may be granted or, without the prior written consent of the optionee, alter or impair any option previously granted to an optionee under the Stock Option Plan. Any such amendment, variance or discontinuance of the Stock Option Plan shall be subject to the approval thereof by the TSX or such other stock exchange on which the common shares are then listed for trading.

Notwithstanding the foregoing, shareholder approval is required in accordance with the rules of the TSX or such other stock exchanges on which the common shares are then listed for trading, in circumstances where an amendment, variance or change to the Stock Option Plan or an option would:

(a)                                 increase the maximum number of common shares that may be optioned under the Stock Option Plan,

(b)                                 grant additional powers to the Board to amend the Stock Option Plan or entitlements under the Stock Option Plan without shareholder approval,

(c)                                  reduce the option price of options or other entitlements under the Stock Option Plan held by insiders,

(d)                                 extend the term of options held by insiders, or

(e)                                  change the insider participation limits which result in the shareholder approval to be required on a disinterested basis.

The Board has the power and authority to approve amendments relating to the Stock Option Plan or a specific option without further approval of the shareholders of the Corporation, to the extent that such amendments relate to, among other things, the terms and conditions of vesting, the termination provisions, accelerating the expiry date, application of adjustment provisions of the Stock Option Plan, amendments of a “housekeeping” or “clerical” nature, changes to the eligible participants, amendments to the Stock Option Plan that are reasonably necessary to allow optionees to receive fair and favourable tax treatment under relevant tax legislation, the mechanics of exercise of options, and introduction of a cashless exercised feature payable in securities.

Orex’s Stock Option Plan

On May 19, 2017, the Corporation completed an acquisition of all the issued and outstanding common shares of Orex Exploration Inc. (“Orex”) by way of a court-approved Plan of Arrangement (the “Arrangement”). Pursuant to the Arrangement, Orex became a wholly owned subsidiary of the Corporation, and outstanding options of Orex (“Orex Options”) granted pursuant to the stock option plan of Orex (the “Orex Stock Option Plan”) that were not duly exercised prior to the effective date on the Arrangement were exchanged for fully vested options of the Corporation to purchase from the Corporation the number of common shares (rounded down to the nearest whole share) equal to: (i) the exchange ratio, being 0.85, multiplied by (ii) the number of shares of Orex subject to such Orex Option immediately prior to the effective date of the Arrangement.

As of April 2, 2018, there were 3,453,125 Orex Options outstanding entitling holders to acquire up to 3,453,125 common shares of Anaconda (representing approximately 3.2% of the issued and outstanding common shares). No further Orex Options can be granted under the Orex Stock Option Plan.

Under the Orex Stock Option Plan, all options had to be exercised no later than 5 years from the date of the grant and were not transferable other than by will or by the laws of descent and distribution. Unless otherwise decided by the board of directors of Orex, if a director, employee or consultant ceased to act as such for any reason other than death, each option held by such person would be exercisable during the 12 months following the date on which such person ceased to be a participant under the Orex Stock Option Plan but only up to and including the original option expiry date. Orex Options granted to a person engaged in investor relations activities had to expire within 30 days after this person ceased to be employed to provide such services.

Orex could, subject to all laws, at its discretion from time to time, amend the Orex Stock Option Plan and the terms and conditions of any Orex Option thereafter granted and, without limiting the generality of the foregoing, make such amendment for the purpose of complying with any changes in any law, or for any other purpose permitted by law, provided always that, any such amendment did not alter the terms or conditions of, or impair any right of any holders of Orex Options pursuant to any Orex Option awarded prior to such amendment without the consent of the affected holder(s) of Orex Options. Any amendment that reduced the exercise price required disinterested shareholder approval of Orex if the option holder covered by the amendment was an insider of Orex (as that term is defined in Policy 2.4 of the TSX Venture Exchange Corporate Finance Manual) when the amendment was proposed.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

THE FOLLOWING INFORMATION IS PROVIDED IN ACCORDANCE WITH FORM 58-101F1 — CORPORATE GOVERNANCE DISCLOSURE UNDER NATIONAL INSTRUMENT 58-101 — DISCLOSURE OF CORPORATE GOVERNANCE PRACTICES (“NI 58-101”)

During the financial year ended December 31, 2017, the Board was composed of seven directors: Messrs. Angelo, Bullock, Byron, Fitzgerald, Lawrick, Levesque and Raza; and is chaired by Mr. Fitzgerald. On March 31, 2018, Mr. Bullock tendered his resignation from the board of directors.

Messrs. Bullock, Byron, Lawrick and Raza meet the definition of independence under NI 58-101 and are considered by the Board to be independent. Mr. Angelo is not considered independent because he is a senior executive officer of the Corporation. Messrs. Fitzgerald and Levesque are not considered independent because of their former positions at Orex. As a result, the Board has concluded that four out of seven directors (or 57%) are independent within the meaning of NI 58-101. At all meetings of the Board and its committees, the independent directors have an opportunity to meet without non-independent directors and members of management. To date, the independent directors have not held such meetings. The Board has appointed Jonathan Fitzgerald to the role of Chairman, and in this role Mr. Fitzgerald chairs the Board meeting of the Corporation.

Board Meetings and Attendance

The Board meets regularly to review the activities and financial results of the Corporation and as necessary to review and consider significant impending actions of the Corporation. During the financial year ended December 31, 2017, the Board met formally four times and also acted through unanimous resolutions; the Audit Committee met four times; and the Compensation Committee and the Corporate Governance Committee each met once. The Committees of the Board also acted through unanimous resolutions during the year. The Safety Committee did no meet during the financial year ended December 31, 2017, however safety discussions are held as part of Board meetings.  The members of the Board and their attendance are set forth below:

Director	Independent(2)	Meeting Attendance
Dustin Angelo	No	4 out of 4
Kevin Bullock	Yes	4 out of 4
Michael Byron	Yes	3 out of 4
Jonathan Fitzgerald	No	4 out of 4
Lewis Lawrick	Yes	4 out of 4
Jacques Levesque	No	4 out of 4
Maruf Raza	Yes	2 out of 4

Notes:

(1)                                To be considered independent, a member of the Board must not have any direct or indirect or “material relationship” with the Corporation. A material relationship is a relationship which could, in the view of the Board, be reasonably expected to interfere with the exercise of a member’s independent judgment.

Other Directorships

As of December 31, 2017, the following directors of the Corporation were also directors of other issuers that are reporting issuers (or the equivalent) in Canada or elsewhere:

Director	Reporting issuer (or the equivalent)
Kevin Bullock(1)	Golden Reign Resources, B2Gold Corp. and Torrent Capital Ltd.
Michael Byron	Magna Terra Minerals Inc., Nighthawk Gold Corp. and X-Terra Resources Inc.
Jonathan Fitzgerald	Daystar Technologies Inc. and Epcylon Technologies Inc.
Lewis Lawrick	Magna Terra Minerals Inc. and Serengeti Resources Inc.
Maruf Raza	White Gold Corp.

Note:

(1)                                As of March 31, 2018, Kevin Bullock resigned from the Board of Directors.

Board Mandate

The Board is responsible for the stewardship of the Corporation. The directors are elected by the shareholders of the Corporation to supervise the management of the business and affairs of the Corporation, with the goal of enhancing long-term shareholder value. Specifically, the Board is charged with responsibility for: (a) to the extent feasible, satisfying itself as to the integrity of the Chief Executive Officer and other executive officers and that the Chief Executive Officer and other executive officers create a culture of integrity throughout the organization; (b) adopting a strategic planning process and approving, on at least an annual basis, a strategic plan which takes into account, among other things, the opportunities and risks of the business; (c) identifying the principal risks of the Corporation’s business and ensuring the implementation of appropriate systems to manage these risks; (d) overseeing succession planning (including appointing, training and monitoring senior management); (e) adopting a communication policy for the Corporation; (f) overseeing the Corporation’s internal control and management information systems; and (g) developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines that are specifically applicable to the Corporation.

Position Descriptions

The Board has not developed a written position description for the Chairman of the Board or the Chairs of the Board’s committees. The Chairman acts as an effective leader of the Board and ensures that the Board’s agenda enables it to successfully carry out its duties. The Board has not developed a written position description for the Chief Executive Officer. The responsibilities of the Chief Executive Officer are set forth in the employment agreement thereof.

Ethical Business Conduct

The Board expects directors, officers and employees to act ethically at all times and to from time to time acknowledge their adherence to any policies or codes regarding ethics that may exist. To ensure directors exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest, independent directors are given the opportunity to meet without non-independent directors and members of management at all Board and committee meetings. The Board has also adopted a Code of Conduct and Business Ethics.

Director Term Limits

The Corporation has not instituted director term limits. The Corporation believes that in taking into account the nature and size of the Board and the Corporation, it is more important to have relevant experience than to impose set time limits on a director’s tenure, which may create vacancies at a time when a suitable candidate cannot be identified and as such would not be in the best interests of the Corporation. In lieu of imposing term limits, the Corporation regularly monitors director performance through annual evaluations and regularly encourages sharing and new perspectives through regularly scheduled Board meetings, meetings with only independent directors in attendance, as well as through continuing education initiatives. On a regular basis, the Corporation analyzes the skills and experience necessary for the Board and evaluates the need for director changes to ensure that the Corporation has highly knowledgeable and motivated Board members, while ensuring that new perspectives are available to the Board.

Female Representation in Management and on the Board

The Corporation has not implemented a diversity policy. However, it is currently considering implementing such a policy in the near future to ensure that the Corporation is continually able to attract the highest quality candidates. Such a diversity policy is anticipated to promote the benefits of, and need for, extending opportunities to all internal personnel and outside candidates, without distinction as to gender, race, colour, religion, sexual orientation, family or marital status, political belief, age, national or ethnic origin, citizenship, disability, or any other basis and will strive for diversity of experience, perspective and education. The diversity policy would not only focus on the best quality individuals for the position, but would also encourage representation of women on the Board and in executive officer positions.

As of December 31, 2017, one of the three named executive officers of the Corporation is female.

The Corporation currently has seven Board members and two executive officers (not including those that are also Board members). The Corporate Governance Committee has not considered the level of representation of women in its executive officer positions or on its Board in previous nominations (including a targeted number or percentage). The Corporation’s focus has always been, and will continue to be, working to attract the highest quality executive officers and Board candidates with special focus on the skills, experience, character and behavioural qualities of each candidate. Further, through the anticipated implementation of a diversity policy, the Corporate Governance Committee and Board will consider diversity in the selection criteria of new Board members and executive officers. The Corporation will continue to monitor developments in the area of diversity.

Board Committees

To assist it in exercising its responsibilities, the Board established four standing committees of the Board: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), a safety committee (the “Safety Committee”); and a corporate governance committee (the “Corporate Governance Committee”).

Audit Committee

The Audit Committee is currently composed of Messrs. Raza (Chair), Lawrick and Byron, all of whom are considered financially literate and independent (as such terms are defined in NI 52-110). The responsibilities of the Committee include: (a) assisting the Board’s oversight of the Corporation’s financial integrity, (b) managing the relationship between the Corporation and the external auditors, and (c) preparing any report relating to the Audit Committee that is required to be included in the Corporation’s annual information form. The Audit Committee’s charter is set out in the annual information form dated August 24, 2017, which is available on SEDAR at www.sedar.com under the Corporation’s profile.

Compensation Committee

The Compensation Committee is currently composed of Messrs. Lawrick (Chair), Byron and Raza. It oversees the remuneration policies and practices of the Corporation and its principal responsibilities include: (a) comparing the nature and amount of the Corporation’s directors’ and executive officers’ compensation to performance against goals set for the year while considering relevant comparative information, independent expert advice and the financial position of the Corporation, (b) making recommendations to the Board in respect of director and executive officer remuneration matters, and (c) administering the Stock Option Plan and granting options thereunder.

The Compensation Committee is mandated to review the compensation of the directors on an annual basis. The Committee review includes consideration of the adequacy, amount and form of compensation which a director receives, directly or indirectly, and whether such compensation realistically reflects the time commitment, responsibilities and risks of each director. All Compensation Committee members are independent members of the Board.

With respect to compensation of senior officers, the Compensation Committee is responsible for reviewing and approving the performance evaluations of the Corporation’s senior officers and approving the individual compensation packages provided to senior officers. In conducting its analysis, the Committee will consider the compensation provided to senior officers in comparable organizations.

Safety Committee

The Safety Committee is currently composed of Messrs. Angelo and Levesque. The Chair position of the Committee is currently vacant with the resignation of Mr. Bullock on March 31, 2018.  The committee is responsible for: (a) ensuring that the Corporation provides training, instruction and equipment to its employees so they can carry out work in a safe manner, (b) reviewing the occupational health and safety policies and programs of the Corporation and making recommendations for changes to the Board for approval, and (c) reviewing the Corporation’s compliance or non-compliance with safety policies, standards or programs.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of Messrs. Fitzgerald (Chair), Byron and Lawrick. It is responsible, among other things, for: (a) identifying and making recommendations to the Board as to the structure of the Board and the committees of the Board to be constituted from time to time and the structure of those committees and (b) reviewing the charter of each committee of the Board and making recommendations to the Board with respect thereto in order to ensure that all aspects of corporate governance of the Corporation and its management and the performance of the Corporation’s obligations to its shareholders, employees and members of the public are being effectively reviewed.

Nomination of Directors

The Corporate Governance Committee is responsible for: (a) periodically comparing the tangible and intangible skills and qualities of the existing Board members with the analysis of required skills and identifying opportunities for improvement and (b) identifying individuals qualified to become new Board members and recommending to the Board the new director nominees for the next annual meeting of shareholders.

Board Assessment

The Corporate Governance Committee is also responsible for making an annual assessment of the overall performance and effectiveness of the Board and each committee, the Chairman of the Board, each committee Chair and each director, and reporting on such assessments to the Board. The objective of the assessments is to ensure the continued effectiveness of the Board in the execution of its responsibilities and to contribute to a process of continuing improvement.

Orientation and Continuing Education

The Corporate Governance Committee is responsible for reviewing and making recommendations to the Board regarding orientation and education programs to be undertaken for all new members of the Board and continuing education programs to be made available to members of the Board.

OTHER INFORMATION

Directors’ and Officers’ Liability Insurance

The Corporation maintains directors’ and officers’ liability insurance for the officers and directors of the Corporation, which provides aggregate coverage in the amount of $13 million in each policy year with a $15,000 deductible, for a total annual premium for the policy of $28,293.

Interest of Informed Persons in Material Transactions

Management of the Corporation is not aware of a material interest, direct or indirect, of any director or officer of the Corporation, any proposed nominee for election as a director of the Corporation, any principal shareholder, or any associate or affiliate of any such person, in any transaction since the beginning of the fiscal year ended December 31, 2017 or in any proposed transaction that has materially affected or could materially affect the Corporation.

Additional Information

Additional information relating to the Corporation is available on SEDAR at www.sedar.com under the Corporation’s profile. Financial information is provided in the Corporation’s audited consolidated financial statements of the Corporation and the MD&A for the financial year ended December 31, 2017.

In addition, copies of the Corporation’s financial statements and MD&A may be obtained upon request to the Chief Financial Officer of the Corporation. The Corporation may require the payment of a reasonable charge if the request is made by a person who is not a shareholder of the Corporation.

DIRECTORS’ APPROVAL

The directors of the Corporation have approved the contents and the sending of this Circular.

BY ORDER OF THE BOARD

“Dustin Angelo”

Toronto, Ontario	Dustin Angelo
April 2, 2017	President and Chief Executive Officer